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                                                                 EXHIBIT 10.49



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                            STOCK PURCHASE AGREEMENT

                                      among

                           KELLSTROM INDUSTRIES, INC.,

                         CERTIFIED AIRCRAFT PARTS, INC.,

                                R. DEAN STICKLER

                                       and

                               DONALD E. MARSHALL

                                  -------------



                                 March 27, 1999

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is entered into as of March 27, 1999 among Kellstrom Industries, Inc., a Delaware corporation ("Kellstrom"), Certified Aircraft Parts, Inc., a Florida corporation ("Certified"), R. Dean Stickler ("Stickler") and Donald E. Marshall ("Marshall"), each of whom is a resident of the State of Florida and who together constitute the sole shareholders of Certified (together the "Shareholders").

                                    RECITALS

         Certified is engaged in the purchase, sale and support of aircraft parts and the provision of related services. Kellstrom desires to purchase, and the Shareholders desire to sell, all of the issued and outstanding shares of capital stock of Certified, on the terms and subject to the conditions contained in this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                  "Acquisition" means the acquisition of the Shares (as hereinafter defined) by Kellstrom from the Shareholders.

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act (as hereinafter defined), as in effect on the date hereof.

                  "Common Stock" means the shares of common stock, $5.00 par value per share, of Certified.

                  "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license agreement, instrument, purchase or sales order, commitment, undertaking or obligation, in each case, whether written or oral, express or implied.




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                  "Designated Automobiles" means that certain 1998 BMW 7401L, vehicle identification number WBAGJ83234WDM16459, and that certain 1998 Chrysler Van, vehicle identification number K4GP54G3WB557836, owned by Certified.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Environmental Report" means that certain Environmental Report dated March 17, 1999 prepared by Kellstrom's Environmental Consultant (as hereinafter defined), and any further reports prepared by Kellstrom's Environmental Consultant based on any samples taken during the course of the preparation thereof.

                  "Familial Affiliate" means (a) any descendent of a common grandparent of any officer, director or shareholder of Certified, (b) any spouse of any person covered by subsection
                  (a) of this definition, and (c) any entity in which any person covered by subsections (a) or (b) of this definition owns or has any beneficial interest.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

                  "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" means any indebtedness for borrowed money (including, but not limited to, accrued but unpaid interest), whether owed to a bank or any other Person, remaining payments on capitalized equipment leases and remaining payments on covenants not to compete.

                  "Independent Accountants" means a firm of independent certified public accountants of national reputation which has not performed services for Kellstrom, Certified or either of the Shareholders or any of their respective Affiliates during the preceding three (3) year period, which is selected by Kellstrom and the Shareholders (or if they cannot agree, by Kellstrom's Accountants and the Shareholders' Accountants).

                  "Kellstrom's Environmental Consultant" means Miller Legg and Associates, Inc.



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                  "Kellstrom's Accountants" means KPMG LLP.

                  "Lease" means that certain Lease dated January 1, 1996 between the Partnership (as hereinafter defined) and Certified with respect to the Leased Premises (as hereinafter defined) located at 2870 Stirling Road, Hollywood, Florida 33020 (the "Property"), as amended by that certain Addendum to Lease dated January 1, 1996 and that certain Second Addendum to Lease dated December 17, 1997.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)," with respect to any Person, means a change (or effect) in condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business of such Person which change (or effect), individually or in the aggregate, is materially adverse to such condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business.

                  "Modified GAAP" means GAAP which has been applied in the manner and with the modifications and adjustments consistently applied by Certified in the preparation of its audited financial statements, which manner, modifications and adjustments are set forth on SCHEDULE 1.1(A).

                  "Partnership" means the Stickler and Marshall Partnership.

                  "Permitted Liens" means (a) Liens arising by operation of law, including, without limitation, materialmen's, mechanics', workmen's and repairmen's Liens, in each case securing obligations of Certified (i) which are reflected on the Current Balance Sheet and not heretofore paid or discharged,
                  (ii) incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, or (iii) set forth on SCHEDULE 4.11(A) which were incurred in the ordinary course of business prior to the date of the Current Balance Sheet and, in accordance with GAAP consistently applied, were not required to be recorded therein; and (b) Liens for Taxes not yet due and payable.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.



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                  "Post-Closing Period" means a Tax period beginning and ending after the Closing Date.

                  "Pre-Closing Period" means a Tax period ending on or prior to the Closing Date.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shareholders' Environmental Consultant" means Nutting Environmental of Florida, Inc.

                  "Shareholders' Accountants" means Grant Thornton LLP.

                  "Shares" means all of the issued and outstanding shares of Common Stock.

                  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to any Governmental Authority in connection with or with respect to the determination, assessment, collection or payment of any Taxes.

                  "Taxes" means all taxes, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes, levies, assessments, tariffs, duties (including customs duties), deficiencies or other fees, imposed, assessed or collected by or under the authority of any Governmental Authority, or payable pursuant to any tax sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty (including customs duties), deficiency or other fee, and any related charge or amount, including, but not limited to, any fine, penalty, interest or additional tax.

         1.2      OTHER DEFINITIONAL PROVISIONS.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) All terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.



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                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall, except as expressly set forth herein, be determined in accordance with GAAP applied on a basis consistent with prior periods.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                  (e) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (f) Whenever this Agreement provides for a payment to be made by any party, such payment shall be made by wire transfer of immediately available United States funds.

                  (g) Whenever Kellstrom shall be required to make a payment to the Shareholders under this Agreement, the Escrow Agreement (as defined below) or the Environmental Escrow Agreement (as defined below), Kellstrom shall make such payment to the Shareholders in proportion to the number of Shares owned by each Shareholder.

                  (h) Any reference in this Agreement to the knowledge of a Person shall mean the actual knowledge of such Person or any then current officer or director of such Person, after diligent inquiry; provided, however, that such diligent inquiry shall not be deemed to require any Person to engage a third party professional or consultant to conduct such inquiry.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.1 THE ACQUISITION. Subject to the terms and conditions of this Agreement, the Shareholders shall at the Closing (as defined below) sell, convey, transfer, assign and deliver to Kellstrom, and Kellstrom shall at the Closing purchase, acquire and accept from the Shareholders, the Shares, free and clear of any Liens (including, without limitation, any Liens disclosed herein or in any of the schedules attached hereto).

         2.2 PURCHASE PRICE. The aggregate purchase price to be paid by Kellstrom to the Shareholders in exchange for the Shares (the "Purchase Price") shall be Sixteen Million Seventy Five Thousand Dollars ($16,075,000) MINUS the positive amount, if any, by which the Net Worth of Certified as of the time of the Closing is less than Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000). As used throughout this document, "Net Worth" means the amount if any, by which the aggregate total assets of Certified exceeds the aggregate total liabilities of Certified, in each case, determined in accordance with Modified GAAP.



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         2.3 PAYMENT OF ESTIMATED PURCHASE PRICE. At least two days prior to the
Closing Date, Kellstrom and the Shareholders shall estimate by mutual agreement the amount of the Purchase Price (the "Estimated Purchase Price"). The Estimated Purchase Price shall be calculated from the books and records of Certified, and the parties shall endeavor to cause the Estimated Purchase Price to accurately reflect the Net Worth of Certified as of the time of the Closing. At the Closing, Kellstrom shall pay the Estimated Purchase Price, as follows:

                  (a) Kellstrom shall deliver to IBJ Whitehall Bank & Trust Company or such other third party as may be agreed upon by the parties (the "Escrow Agent") (i) the sum of Three Million Two Hundred Twenty Thousand Dollars ($3,220,000) (the "Escrowed Amount") to be held in accordance with the terms of
Article IX and the Escrow Agreement (as hereinafter defined), and (ii) the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (or such lesser amount as may be mutually agreed upon by the parties on or prior to the Closing Date) (the "Environmental Escrowed Amount") to be held in accordance with the terms of
Article IX and the Environmental Escrow Agreement (as hereinafter defined); and

                  (b) Kellstrom shall pay to the Shareholders the balance of the Estimated Purchase Price (the "Closing Date Payment").

         2.4 CLOSING DATE PAYMENT ADJUSTMENT. Within ninety (90) days following the Closing Date, Kellstrom shall cause Kellstrom's Accountants to prepare an audit of the financial statements of Certified for the portion of the fiscal year in which the Closing took place through and including the time of the Closing, and such financial statements shall be prepared in accordance with GAAP (the "Audited Closing Date Financial Statements"). The Shareholders shall be entitled to participate in the conduct of such audit. Upon completion of the audit, Kellstrom shall prepare and deliver to the Shareholders a certificate verified as to accuracy by its Chief Financial Officer (the "Actual Purchase Price Certificate") (a) attaching a copy of the Audited Closing Date Financial Statements, (b) attaching a copy of the unaudited, internally prepared balance sheet of Certified as of the time of the Closing (the "Adjusted Closing Date Balance Sheet"), which shall be based upon the balance sheet of Certified as of the time of the Closing included in the Audited Closing Date Financial Statements (the "Audited Closing Date Balance Sheet"), as adjusted by (i) applying Modified GAAP consistent with the methodology used in the preparation of the Current Balance Sheet (as hereinafter defined), (ii) reversing any reserve set forth on the Audited Closing Date Balance Sheet on account of any Remediation (as hereinafter defined) required to be paid for by the Shareholders under Section 6.23, (iii) writing down the book value of the inventory as reflected on the Audited Closing Date Balance Sheet by the book value of any inventory which was owned by Certified as of the date of the Current Balance Sheet but was not reflected on the Current Balance Sheet or was reflected on the Current Balance Sheet at zero value, and (iv) increasing the Net Worth of Certified as of the time of the Closing by the book value as of the time of the Closing of any Designated Automobiles which have been transferred to the Shareholders, and (c) setting forth the actual amount of the Purchase Price (which actual amount is referred to as the "Actual Purchase Price") and the method of calculation thereof in reasonable detail, which amount shall be determined based upon the Net Worth of Certified as of the time of the Closing as set forth in the Adjusted Closing Date Balance Sheet. Kellstrom shall pay any costs or expenses incurred by it in connection with the preparation of the



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Audited Closing Date Financial Statements. If within twenty (20) business days after the Actual Purchase Price Certificate is delivered to the Shareholders, the Shareholders shall not have given written notice to Kellstrom setting forth in detail any objection to the Actual Purchase Price, then such determination of the Actual Purchase Price shall be final and binding on the parties hereto. If within such twenty (20) business day period following delivery of the Actual Purchase Price Certificate, the Shareholders shall give written notice to Kellstrom setting forth in reasonable detail any objection to such determination of the Actual Purchase Price, Kellstrom and the Shareholders shall endeavor to reach agreement within the twenty (20) business day period following the receipt by Kellstrom of the notice of objection. If the parties shall reach agreement on the objections of the Shareholders, then the Actual Purchase Price as adjusted by the parties shall become the Actual Purchase Price for purposes of this Agreement (except as otherwise specifically provided herein). If the parties are unable to reach agreement within such twenty (20) business day period, then (i) the matter shall be submitted as soon as practicable to the Independent Accountants for determination of the Actual Purchase Price, and (ii) to the extent that any portion of the Actual Purchase Price is undisputed by the parties, such undisputed portion shall be paid within ten (10) business days following the end of such period. If the parties shall submit the determination of the Actual Purchase Price to the Independent Accountants, then the determination of the Independent Accountants shall be final and binding on the parties and such amount shall become the Actual Purchase Price for purposes of the remainder of this Agreement (except as otherwise specifically provided herein). The parties (and their professional advisors) shall cooperate with one another in furtherance of determining the Actual Purchase Price, and the parties shall make their books and records and personnel reasonably available, and Kellstrom shall make the work papers utilized by Kellstrom's Accountants and shall make Kellstrom's Accountants reasonably available, in furtherance of making such determination. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses. If the Actual Purchase Price as determined by the Independent Accountants is greater than the Actual Purchase Price as set forth in the Actual Purchase Price Certificate by more than two percent (2%), then the cost and expense of the Independent Accountants shall be paid by Kellstrom. If the Actual Purchase Price as determined by the Independent Accountants is greater than the Actual Purchase Price as set forth in the Actual Purchase Price Certificate by two percent (2%) or less, or is less than the Actual Purchase Price as set forth in the Actual Purchase Price Certificate, then the cost and expense of the Independent Accountants shall be paid by the Shareholders. If the Estimated Purchase Price is greater than the Actual Purchase Price, then the Shareholders shall repay to Kellstrom within ten (10) business days following receipt of the Actual Purchase Price Certificate or, if disputed, within ten (10) business days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, the difference between the Estimated Purchase Price and the Actual Purchase Price. If the Shareholders shall fail to pay such amount when due, then Kellstrom shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem such amount to be Kellstrom Indemnifiable Damages in accordance with
Article IX (provided that the Kellstrom Indemnification Threshold shall not be applicable to such amount and such amount shall not count against the Kellstrom Indemnification Cap). If the Actual Purchase Price is greater than the Estimated Purchase Price, then Kellstrom shall pay to the Shareholders within ten (10) business days following receipt of the Actual Purchase Price Certificate or, if disputed, within ten (10) business



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days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, the difference between the Actual Purchase Price and the Estimated Purchase Price.

         2.5 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Acquisition (the "Closing") shall take place as promptly as practicable (and in any event within five (5) business days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII, at the offices of Akerman, Senterfitt & Eidson, P.A., Ft. Lauderdale, Florida, or such other time and place as the parties may otherwise agree (the "Closing Date").

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF KELLSTROM

         As a material inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Kellstrom makes the following representations and warranties to the Shareholders:

         3.1 CORPORATE STATUS. Kellstrom is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

         3.2 CORPORATE POWER AND AUTHORITY. Kellstrom has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Kellstrom has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Kellstrom and constitutes a legal, valid and binding obligation of Kellstrom, enforceable against Kellstrom in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 NO VIOLATION. Except as set forth in SCHEDULE 3.4, none of the execution or delivery of this Agreement by Kellstrom, the performance by Kellstrom of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement will (i) contravene any provision of the Restated Certificate of Incorporation or Bylaws of Kellstrom, each as amended to date, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Kellstrom, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice



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or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Kellstrom, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Kellstrom or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Kellstrom and any filings required to be made by the parties under the HSR Act, if any.

         3.5 NO COMMISSIONS. Kellstrom has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of, Kellstrom.

         3.6 SECURITIES AND EXCHANGE COMMISSION FILINGS. Kellstrom has heretofore furnished or made available to Certified a true and complete copy of each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K and definitive proxy statement filed by Kellstrom with the SEC since January 1, 1998. None of such documents as of the dates they were respectively filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as heretofore disclosed in filings with the SEC, as otherwise publicly announced or as disclosed to Certified in writing, since December 31, 1997, Kellstrom has conducted its business only in the ordinary and usual course and there has not occurred any Material Adverse Change with respect to Kellstrom.

         3.7 INVESTMENT INTENT. Kellstrom is an accredited investor (as defined in Regulation D promulgated under the Securities Act), and is a sophisticated investor which has such knowledge and experience in financial, business and aviation industry matters, that it is capable of evaluating the risk of acquiring the Shares. The Shares are being acquired by Kellstrom for its own account and without any view towards distribution, transfer or resale. Kellstrom acknowledges that the Shares are subject to various restrictions on resale under state and federal securities laws.

         3.8 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. Kellstrom acknowledges that neither of the Shareholders, Certified nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Certified or either Shareholder, except as expressly set forth in this Agreement or the schedules attached hereto, or in any certificates, instruments or other documents delivered pursuant to the terms of this Agreement.



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                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                         CERTIFIED AND THE SHAREHOLDERS

         As a material inducement to Kellstrom to enter into this Agreement and to consummate the transactions contemplated hereby, Certified and the Shareholders, jointly and severally, make the following representations and warranties to Kellstrom:

         4.1 CORPORATE STATUS. Certified is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted. Certified is legally qualified to transact business as a foreign corporation, and is in good standing as such, in those jurisdictions set forth on SCHEDULE 4.1, which jurisdictions represent all of the jurisdictions in which the nature of its properties and/or the conduct of its business requires such qualification. Certified has complied in all material respects with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. Except as set forth on SCHEDULE 4.1,
(a) Certified has not changed its name or at any time used any assumed or fictitious name since the date of its organization, (b) Certified has not been the surviving entity in a merger or acquired any businesses since the date of its organization, and (c) Certified has not changed its principal place of business or chief executive office since December 31, 1991. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Certified.

         4.2 POWER AND AUTHORITY. Certified has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Certified has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The Shareholders are individual United States citizens residing in the State of Florida, and have the requisite competence and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.

         4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Certified and each of the Shareholders, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 CAPITALIZATION. Certified has (a) one hundred (100) shares of Common Stock authorized and no shares of any other class of capital stock authorized, (b) one hundred (100) shares of Common Stock issued and outstanding, and (c) no shares of Common Stock held in treasury. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable,



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and were issued in compliance with all applicable state and federal securities laws, and none of the Shares were issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of Certified, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Certified to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Certified. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Certified. Certified is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         4.5 SHAREHOLDERS. SCHEDULE 4.5 sets forth the name, address and social security number of each shareholder of Certified and the number of Shares owned beneficially and of record by each such shareholder. Except as set forth on
SCHEDULE 4.5, the Shareholders own beneficially and of record all of the issued and outstanding shares of capital stock of Certified, and the Shareholders own such shares free and clear of any Liens, claims or restrictions of any kind.

         4.6 NO VIOLATION. Except as set forth in SCHEDULE 4.6, none of the execution or delivery of this Agreement by Certified or either of the Shareholders, the performance by any of them of their respective obligations hereunder or the consummation by any of them of the transactions contemplated by this Agreement will (i) contravene any provision of the Articles of Incorporation or Bylaws (or other organizational documents), as amended to date, of Certified, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Certified or either of the Shareholders, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Designated Contract (as hereinafter defined) or any Contract which is binding upon or enforceable against either of the Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of either Certified or the Shares or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Kellstrom and any filings required to be made by the parties under the HSR Act, if any.

         4.7 RECORDS OF CERTIFIED. The copies of the Articles of Incorporation and Bylaws of Certified which were provided to Kellstrom are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for Certified made available to Kellstrom for review were correct and complete in all material respects as of the date of such review; no further entries have been made therein through the date of this Agreement; and the records contained in such minute books contain the true signatures of the persons purporting to have signed them, and each such minute book contains an accurate record of all material corporate



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actions of the shareholders and directors (and any committees thereof) of
Certified taken by written consent or at a meeting since the date of its organization. All material corporate actions taken by Certified have been duly authorized or ratified. The stock ledgers of Certified, as previously made available to Kellstrom, contain complete and accurate records of all issuances, transfers and cancellations of shares of the capital stock of Certified.

         4.8 SUBSIDIARIES. Certified does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any corporation, partnership, joint venture or other business entity.

         4.9 FINANCIAL STATEMENTS. The Shareholders have delivered to Kellstrom the unaudited financial statements of Certified for the year ended July 31, 1996, including the notes thereto, reviewed by Seldine & Ingber (the "Unaudited Annual Financial Statements"), and the audited financial statements of Certified for the year ended July 31, 1997, including the notes thereto, audited by the Shareholders' Accountants (the "Audited Annual Financial Statements", and together with the Unaudited Annual Financial Statements, the "Annual Financial Statements"), and the unaudited financial statements of Certified for the five
(5) month period ended December 31, 1998 (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"), copies of which are attached to SCHEDULE 4.9 hereto. The balance sheet of Certified dated as of December 31, 1998 included in the Interim Financial Statements is referred to herein as the "Current Balance Sheet." Except as set forth on SCHEDULE 4.9, the Financial Statements fairly present in all material respects the financial position of Certified at each of the balance sheet dates and the results of operations for the periods covered thereby, and in the case of the Audited Annual Financial Statements, have been prepared in accordance with GAAP consistently applied throughout the periods indicated. There are no extraordinary items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or otherwise reflected therein.

         4.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as set forth on SCHEDULE 4.10, since the date of the Current Balance Sheet, Certified has operated in the ordinary course of business consistent with past practice and has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities, or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees (in the case of salaried employees, other than in the ordinary course of business consistent with past practice), or amended any other terms of employment of any officers or salaried employees (in the case of salaried employees, other than in the ordinary course of business consistent with past practice); (iv) sold, leased or transferred any of its properties or assets other than the sale of inventory in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions involving in excess of Fifty Thousand Dollars ($50,000) in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby;
(viii) suffered any theft, damage, destruction, casualty loss or extraordinary loss, whether or not covered by insurance and whether or not a timely claim was filed with respect thereto, in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (ix) waived, canceled, compromised or released any rights having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (x) made or adopted any change in its accounting practice or policies; (xi) made any adjustment to its books or records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xii) entered into any transaction with any Affiliate or Familial Affiliate; (xiii) entered into any employment agreement; (xiv) terminated, amended or modified any Designated Contract; (xv) imposed any security interest or other Lien on any of its assets other than Permitted Liens; (xvi) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith, other than in the ordinary course of business consistent with past practice;
(xvii) made or pledged any charitable contributions in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (xviii) entered into any other transaction or, to the knowledge of Certified or either of the Shareholders, been subject to any event specifically applicable to Certified and not generally to similarly situated companies, which has or may have a Material Adverse Effect on Certified; or (xix) agreed to do or authorized any of the foregoing.

         4.11 LIABILITIES OF CERTIFIED. Certified does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) liabilities set forth on SCHEDULE 4.11(A) and (d) liabilities which were incurred in the ordinary course of business prior to the date of the Current Balance Sheet and which, in accordance with GAAP consistently applied, were not required to be recorded thereon (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law of which arose out of any action, suit, claim, governmental investigation or arbitration proceeding) and which in the aggregate would not have a Material Adverse Effect on Certified. SCHEDULE 4.11(B) contain a true and complete list of Indebtedness of Certified, including the name of the lender, pay-off amount, per diem interest and any prepayment penalties or premiums.

         4.12 LITIGATION. Except as disclosed on SCHEDULE 4.12 hereto, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or, to the knowledge of Certified or either of the Shareholders, threatened against or by Certified or any of Certified's properties or assets or the Shares or which relates to or questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and to the knowledge of Certified and each of the Shareholders, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Certified is or was a party which have not been complied with in full by Certified or which continue to impose any obligations on Certified.

         4.13     ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 4.13, each of the Companies (as defined in clause (g) below) is and has at all times been in full compliance with all Environmental Laws (as defined in clause (g) below) governing its business, operations, properties or assets, including, without limitation: (i) all requirements under Environmental Laws relating to the Discharge (as defined in clause (g) below) or Handling (as defined in clause (g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements under Environmental Laws relating to notice, record keeping or reporting; (iii) all requirements under Environmental Laws relating to obtaining or maintaining Licenses (as defined in clause (g) below) for the ownership and/or use of its properties or assets or the operation of its business as presently conducted, including Licenses relating to Hazardous Substances; and
(iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

                  (b) Except as set forth in SCHEDULE 4.13, there are no (and there is no reasonable basis for any) non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or, to the knowledge of Certified or either of the Shareholders, threatened against or involving any of the Companies or any of their respective businesses, operations, properties or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to any of the Companies thereunder in connection with, related to or arising out of the ownership by any of the Companies of their respective properties or assets or the operation of their respective businesses, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on Kellstrom or any of the Companies in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on Kellstrom or any of the Companies, including, without limitation: (i) Notices or Proceedings related to any of the Companies being a potentially responsible party or a possible potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws;
(ii) Notices or Proceedings relating to any of the Companies being responsible to undertake any response, removal or remedial actions or clean-up actions under any applicable Environmental Law; or (iii) Notices or Proceedings related to any of the Companies being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                  (c) Except as set forth on SCHEDULE 4.13, none of the Companies has Discharged, or allowed or arranged for any third party to Discharge, Hazardous Substances in violation of Environmental Laws, to, at or upon (i) any location other than a site lawfully permitted to receive such Hazardous Substances, (ii) any real property currently or previously owned or leased by any of the Companies, or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified any of the Companies that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or, to the knowledge of the Companies or either of the Shareholders, threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or leased by any of the Companies in an amount requiring a notice or report to be made to a Governmental Authority or in violation other than of any applicable Environmental Laws. Except as set forth on SCHEDULE 4.13, there does not presently exist on any real property currently or previously owned or leased by any of the Companies any conditions or circumstances which require or may, in the future, require cleanup, removal or other remedial action or other response under applicable Environmental Laws, permits or licenses, to be undertaken by Certified or Kellstrom or that would subject Certified or Kellstrom to penalties, damages or injunctive relief.

                  (d) SCHEDULE 4.13 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by any of the Companies on any real property currently or previously owned or leased by any of the Companies within the last ten (10) years which have involved the Handling or Discharge of Hazardous Substances.

                  (e) None of the Companies use, nor has used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or leased by any of the Companies that are required to be registered under applicable Environmental Laws.

                  (f) SCHEDULE 4.13 identifies (i) all environmental audits, assessments or occupational health studies undertaken by any of the Companies or any of their agents or undertaken by any Governmental Authority or any third party, in any case undertaken by or on behalf of Certified or either of the Shareholders within the last six years or which are otherwise known to and reasonably available to Certified or either of the Shareholders, relating to or affecting any of the Companies or any real property currently or previously owned or leased by any of the Companies; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by any of the Companies or any of their agents or undertaken by any Governmental Authority or any third party, in any case undertaken by or on behalf of Certified or either of the Shareholders within the last six years or which are otherwise known to and reasonably available to Certified or either of the Shareholders, relating to or affecting any of the Companies or any real property currently or previously owned or leased by any of the Companies which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between any of the Companies and any Governmental Authority during the last six years or which are otherwise known to and reasonably available to Certified or either of the Shareholders, arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, ruling, or decrees, relating to or affecting any of the Companies or any real property currently or previously owned or leased by any of the Companies.

                  (g) For purposes of this Section 4.13, the following terms shall have the meanings ascribed to them below:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                  "Companies" means Certified and any Affiliates of Certified for whose acts or omissions Certified may be held liable under any Environmental Law.

                  "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

         "Environmental Laws" means all existing federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and ordinances, and changes or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where any of the Companies conducts business, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and ordinances, or changes or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401- 7642); the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA").

                  "Environmental Liabilities" means any and all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and paralegal fees and expenses) of any kind, whether known or unknown, fixed or contingent, arising from or relating to any (i) violations of Environmental Laws by any of the Companies on or prior to the Closing Date, (ii) Existing Conditions (as hereinafter defined) and any other matters set forth on SCHEDULE 4.13, (iii) breach of any representation or warranty set forth in
         Section 4.13 or any covenant set forth in Section 6.23, (iv) release of Hazardous Substances in violation of Environmental Laws on or from the Leased Premises on or prior to the Closing Date, (v) exposure of any Person to Hazardous Substances in violation of Environmental Laws by any of the Companies on or prior to the Closing Date, (vi) contamination of waste disposal facilities or waste disposal sites in violation of Environmental Laws by Hazardous Substances generated by any of the Companies on or prior to the Closing Date or (vii) death or bodily injuries to any person, destruction or damage to any real or personal property, or contamination of or adverse effects on the environment arising from or relating to any of the foregoing.

                  "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may be defined in any Environmental Law, of any Hazardous Substances or Waste.

                  "Hazardous Substances" shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been determined or interpreted by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

                  "Licenses" means all licenses, certificates, permits, approvals and registrations required to comply with any Environmental Law.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

         4.14     REAL ESTATE.

                  (a) Certified does not own and has never owned any real property or any interest therein.

                  (b) SCHEDULE 4.14 sets forth a list of all leases, licenses or similar agreements of or relating to real property (collectively, "Leases") to which Certified is a party (copies of which have previously been furnished to Kellstrom), in each case setting forth the lessor and lessee thereof and the date and term of each of the Leases, and the street address of each property covered thereby

(the "Leased Premises"). In the case of the Lease which is denoted with an '*' on SCHEDULE 4.14, Certified has provided Kellstrom with a copy of such Lease which has not been fully executed by all of the parties thereto; PROVIDED, HOWEVER, that Certified and the Shareholders represent and warrant to Kellstrom that such copy conforms to the copy that has been fully executed by all of the parties thereto. Except as set forth in SCHEDULE 4.14, the Leases are in full force and effect and have not been amended. Except as set forth in SCHEDULE 4.14, (i) Certified is not in default or breach under any Lease, (ii) to the knowledge of Certified and the Shareholders, no other party thereto is in default or breach under any Lease, and (iii) no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach by Certified of or default by Certified under any Lease or, to the knowledge of Certified or either of the Shareholders, would cause a breach by any other party or a default by any other party under any Lease, in any case which default or breach gives rise to, or with the passage of time or the giving of notice or both, would give rise to, any right of Certified or any other party thereto to terminate such Lease or which could have a Material Adverse Effect on Certified. With respect to each of the Leased Premises (i) Certified has valid leasehold interests in the Leased Premises, free and clear of any Liens or any covenants, easements or title defects created by or of which Certified or either Shareholder has knowledge, except Permitted Liens, and (ii) neither Certified nor either of the Shareholders has received notice of any condemnation proceeding with respect to any portion of any of the Leased Premises or any access thereto or any special assessment which may affect any of the Leased Premises.

                  (c) SCHEDULE 4.14 contains a list of (i) the principal place of business and chief executive office of Certified, (ii) all other offices and places of business maintained by Certified and (iii) all other locations where the equipment, inventory, chattel paper and books and records of Certified are located.

         4.15     GOOD TITLE TO AND CONDITION OF ASSETS.

                  (a) SCHEDULE 4.15(a) contains a list as of the date of this Agreement of all inventory owned by Certified which is included in the inventory line item on Certified's financial statements (collectively, the "Designated Inventory"), setting forth for each such item of inventory, a description, the quantity and the value at which such item of inventory is carried on the books and records of Certified. All of the Designated Inventory is of a quality usable or salable in the ordinary course of business of Certified. All inventory owned by Certified which is obsolete or of below- standard quality has been written off, written down or adequately reserved against to its net realizable value on the books and records of Certified. All Designated Inventory has been recorded at the lower of cost or net realizable value on the books and records of Certified, and has been depreciated consistent with its economic life. Any inventory purchased by Certified on or after January 1, 1999 from the Shareholders or any Familial Affiliate or any privately held entity in which any such Person has or owns a beneficial interest was, taken as a whole, purchased on terms no less favorable to Certified than the terms on which such inventory could be purchased from an unaffiliated third party in an arms length transaction and are, taken as a whole, saleable by Certified in the ordinary course of business consistent with past practice. Except as set forth on
SCHEDULE 4.15(A), Certified has good and marketable title to all of the Designated Inventory and all of its other inventory and Assets (as hereinafter defined), free and clear of any Liens or restrictions or use other than Permitted Liens. For purposes of this Agreement, the term "Assets" means all of the properties and assets of Certified (other than the Leased Premises), whether personal or mixed, tangible or intangible, wherever located, reflected on the Current Balance Sheet or acquired in the ordinary course of business since such date. Except as set forth in SCHEDULE 4.15(a), Certified does not own any aircraft or aircraft engines.

                  (b) SCHEDULE 4.15(b) contains a list as of the date of this Agreement of all inventory owned by third parties and held by Certified on a consignment basis (the "Consigned Inventory"), setting forth for each such item of inventory, a description, the quantity and the name, address and telephone number of the owner thereof.

                  (c) The Fixed Assets (as hereinafter defined) necessary for the business or operations of Certified as currently conducted are in good operating condition and repair, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of Certified or set forth on the Current Balance Sheet or acquired by Certified since the date of the Current Balance Sheet.
SCHEDULE 4.15(C) lists the vehicles owned, leased or used by Certified, setting forth the make, model, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the lien, and if leased, the name of the lessor and the general terms of the lease.

         4.16     COMPLIANCE WITH LAWS.

                  (a) Certified is and has been in compliance with all laws, regulations and orders applicable to it, its properties and assets (in each case, owned or used by it now or in the past), and its business and operations (as conducted by it now and in the past). Certified has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened.

                  (b) Neither Certified nor any of its employees or agents has made any payment of funds in connection with the business of Certified which is prohibited by law, and no funds have been set aside to be used in connection with the business of Certified for any payment prohibited by law.

                  (c) Certified is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of Certified for whom the compliance with the Immigration Act is required, Certified has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. Certified has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and

Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of Certified or either of the Shareholders, threatened against Certified, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

                  (d) Certified is not subject to any contract or decree, or any injunction specifically applicable to it and not generally to similarly situated companies, which restricts the continued operation of Certified or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         4.17 LABOR AND EMPLOYMENT MATTERS. SCHEDULE 4.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of Certified as of the date of this Agreement. Certified is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of Certified into one or more collective bargaining units. There is no pending or, to the knowledge of Certified or either of the Shareholders, threatened labor dispute, strike or work stoppage which affects or which may affect the business of Certified or which may interfere with its continued operations. Neither Certified nor any agent, representative or employee of Certified has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of Certified or either of the Shareholders, threatened charge or complaint against Certified by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat of union activity involving any of the employees of Certified during the twenty-four (24) months prior to the date hereof. Neither Certified nor either of the Shareholders has knowledge that any executive has, or that a material number of employees have, any plans to terminate his, her or their employment with Certified as a result of the Acquisition or otherwise. Certified has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended, and the Immigration Reform and Control Act of 1986, as amended.

         4.18     EMPLOYEE BENEFIT PLANS.

                  (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 4.18 contains a list setting forth each employee benefit plan or arrangement of Certified, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Kellstrom).

                  (b) COMPLIANCE WITH LAW. With respect to each Employee Benefit Plan, (i) each has been administered in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending or, to the knowledge of Certified or either of the Shareholders, threatened, except for claims for benefits in the normal course of the Plan; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which provide a reasonable basis for any liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code that would subject Certified to any liability.

                  (c) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Kellstrom, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs, except for plan changes required by the Small Business Job Protection Act of 1996 and the Tax Reform Act of 1997; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

                  (d) MULTIEMPLOYER PLANS. None of the Employee Benefit Plans is a multiemployer plan, as described in Section 4001(a)(3) of ERISA.

                  (e) WELFARE PLANS. (i) Certified is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of Certified or its predecessors after termination of employment, except as required by applicable law; (ii) Certified has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual under any Employee Benefit Plan.

                  (f) CONTROLLED GROUP LIABILITY. Neither Certified nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or
(o), (i) has ever terminated or withdrawn from any employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due;
(iv) is subject to (or expected to be subject to) an excise tax under Code
Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                  (g) OTHER LIABILITIES. (i) None of the Employee Benefit Plans obligates Certified to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of Certified as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of Certified.

         4.19 TAX MATTERS. All Tax Returns required to be filed on or prior to the date hereof with respect to Certified or any of its income, properties, franchises or operations, have been timely filed where required to be filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to Certified have been fully and timely paid or are accrued on the Current Balance Sheet and adequate reserves or accruals for Taxes have been provided in its books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. Except as set forth on SCHEDULE 4.19: (i) with respect to each taxable period of Certified, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Certified; (iii) Certified has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Certified has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to Certified regarding Taxes; (vi) Certified has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Certified; (viii) Certified will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) Certified has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) Certified is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) there are no Taxes due or owing or which may become due or owing by Certified for or on account of any period for which Tax Returns have been filed, except as reflected on the Current Balance Sheet; (xii) Certified has not made any payments, nor will it become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Sections 162(m) or 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) Certified has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provisions of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where Certified does not file Tax Returns that it is or may be subject to Taxes assessed by such jurisdiction; (xv) Certified has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of (A) all income and sales Tax Returns filed by or with respect to Certified for the past three years and (B) any audit report issued within the last five years, have been furnished or made available to Kellstrom, and all material tax elections of Certified are clearly set forth on such Tax Returns; (xvii) Certified will not be subject to any Taxes for the period ending at the Closing Date or any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xviii) no sales or use tax, non-recurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Entity) will be payable by Kellstrom by virtue of the transactions contemplated by this Agreement; and (xix) no issue has been raised by any taxing authority in any examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         4.20 INSURANCE. SCHEDULE 4.20 contains (i) a complete and correct list of all insurance policies covering Certified and its properties, assets and business (the "Insurance Policies") (copies of which have been provided to Kellstrom) designating the insurance company, type of insurance, insured's name and policy number and (ii) a detailed description of each claim pending as of the date of this Agreement under any of the Insurance Policies for an amount in excess of Ten Thousand Dollars ($10,000) that relates to loss or damage to the properties, assets or business of Certified. Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date, each of the Insurance Policies will be in force and effect. Certified has complied with the provisions of the Insurance Policies. Certified has not failed to give, in a timely manner, any notice required under any of the Insurance Policies necessary to preserve its rights thereunder, and neither Certified nor either of the Shareholders has any knowledge of any uninsured claims or losses.

         4.21 RECEIVABLES. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of Certified. All of the receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within twelve (12) months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet. For purposes of this Agreement, the term "Receivables" means all receivables of Certified, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable and insurance proceeds receivable. SCHEDULE
4.21 contains a true, complete and correct list of all receivables of Certified as of the date hereof.

         4.22 LICENSES, PERMITS AND APPROVALS. Certified possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its businesses and operations, except where Certified's failure to possess a Permit would not have a Material Adverse Effect on Certified, and SCHEDULE 4.22 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, and Certified is in full compliance with the respective requirements thereof, and no proceeding is pending or, to the knowledge of Certified or either of the Shareholders, threatened to revoke or amend any of them.

         4.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. Except as set forth in SCHEDULE 4.23(a), the Inventory and other Assets and the Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of Certified in substantially the manner in which and to the extent to which such business is currently being conducted. No current supplier to Certified of items essential to the conduct of its business has threatened within the last twenty four (24) months to terminate such current supplier's business relationship with Certified for any reason. Except as set forth in SCHEDULE 4.23(b), Certified does not have any direct or indirect interest in any customer, supplier or competitor of Certified, or in any person from whom or to whom Certified leases real or personal property. Except as set forth in SCHEDULE 4.23(b), no officer, director, shareholder or other Affiliate of Certified or any Familial Affiliate, or any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with Certified or has any interest in any property used by Certified. Other than Pride Aircraft Parts Company, Inc. ("Pride") and Air Marshall, Inc. ("Air Marshall"), none of the entities listed on SCHEDULE 4.23(b) presently owns any aircraft parts or aircraft engine parts.

         4.24 INTELLECTUAL PROPERTY. Certified owns or has the right to use all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, proprietary computer software, data bases and compilations, licenses (including licenses for the use of computer software programs) and other intellectual property used by it in the conduct of its business as currently conducted (the "Intellectual Property"), and SCHEDULE 4.24 contains a true and complete list of the Intellectual Property. Certified has not granted any rights in any Intellectual Property to any third party. The business of Certified as presently conducted does not infringe or misappropriate any intellectual property rights held or asserted by any Person. No Person is infringing on the Intellectual Property owned by Certified. Except as set forth on SCHEDULE 4.24, no payments are required for the continued use of the Intellectual Property. None of the Intellectual Property owned by Certified and, to the knowledge of Certified and the Shareholders, none of the other Intellectual Property, has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of Certified or either of the Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         4.25 CONTRACTS. SCHEDULE 4.25 sets forth a list of each Contract to which Certified is a party or by which it or its properties and assets are bound that provides for aggregate payments of more than Fifty Thousand Dollars ($50,000) or has a duration of more than six months or which is material to its business, assets, prospects or properties, in any instance which is in effect on the date of this Agreement (the "Designated Contracts"). In the case of those Designated Contracts which are denoted with an "*" on SCHEDULE 4.25, Certified has provided Kellstrom with copies of such Designated Contracts which have not been fully executed by all of the parties thereto; PROVIDED, HOWEVER, that Certified and the Shareholders represent and warrant to Kellstrom that each such copy conforms to the copy that has been fully executed by the parties thereto. True and correct copies of each written Designated Contract have been provided to Kellstrom and true and correct summaries of each oral Designated Contract are set forth on SCHEDULE 4.25. The copy of each written Designated Contract and the summary of each oral Designated Contract furnished to Kellstrom is a true and complete copy or summary of all material terms, as the case may be, of the document it purports to represent and reflects all amendments thereto. Certified has complied with all of the covenants to be performed by it under, and has not violated any of the terms or conditions of, any of the Designated Contracts, and to the knowledge of Certified and each of the Shareholders, each of the other parties to the Designated Contracts has complied with all of the covenants to be performed by it under, and has not violated any of the terms or conditions of, any of the Designated Contracts. No party to any Designated Contract has made a claim for breach of, or indemnification under, or has delivered a notice of termination or default under, any Designated Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by Certified under any Designated Contract, and, to the knowledge of Certified and each of the Shareholders, no such event has occurred which constitutes or would constitute a default by any other party. Certified is not subject to any liability or payment resulting from renegotiation of amounts paid to it or required to be paid to it under any Designated Contract.

         4.26 ACCURACY OF INFORMATION FURNISHED BY CERTIFIED OR THE SHAREHOLDER. No representation or warranty made under this Agreement to Kellstrom contains any untrue statement of fact or omits to state any fact necessary to make the information contained therein not misleading in light of the circumstances under which they were made. Certified and the Shareholders have provided Kellstrom with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

         4.27 BANK ACCOUNTS. SCHEDULE 4.27 sets forth all accounts of Certified with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

         4.28 NO COMMISSIONS. Neither Certified nor either of the Shareholders has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than the fee set forth in SCHEDULE 4.28, which shall be the sole responsibility of the Shareholders.

         4.29 YEAR 2000 COMPLIANCE. All computer applications used by Certified are able to perform properly date-sensitive functions for all dates before and during the year 2000, except where such failure would not have a Material Adverse Effect on Certified. Neither Certified nor the Shareholders have knowledge that any of its suppliers or vendors use computer applications that will not be able to perform properly date-sensitive functions for any dates before or during the year 2000, except where such failure would not have a Material Adverse Effect on Certified.

                                    ARTICLE V

                   CONDUCT OF BUSINESS PENDING THE ACQUISITION

         5.1 CONDUCT OF BUSINESS BY CERTIFIED PENDING THE ACQUISITION. Certified and each of the Shareholders covenants and agrees that, between the date of this Agreement and the Closing Date, the business of Certified shall be conducted only in, and Certified shall not take any action except in, the ordinary course of business, consistent with past practice. Certified shall during such period use its best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, Certified shall not, between the date of this Agreement and the Closing Date, except as set forth in SCHEDULE 5.1, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Kellstrom:

                  (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

                  (b) (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge or disposition of, or grant of an encumbrance on, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or (ii) issue, sell, pledge, dispose of, encumber or lease, or authorize the issuance, sale, pledge, disposition or lease of, or grant of an encumbrance on, any of its assets, tangible or intangible, except sales of inventory in the ordinary course of business, consistent with past practice, in transactions not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, in transactions not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than de minimus advances to employees, (iii) to the extent not prohibited by any other provision of this Section 5.1, enter into any Contract other than in the ordinary course of business, consistent with past practice, providing for a term of not more than six months and payments not exceeding Fifty Thousand Dollars ($50,000) in the aggregate over the term of such Contract, (iv) make capital expenditures exceeding Fifty Thousand Dollars ($50,000), or purchases of inventories exceeding Fifty Thousand Dollars ($50,000), in each case, in the aggregate, or (v) engage in any transaction with
(A) any officer, director, shareholder or other Affiliate of Certified, (B) any Familial Affiliate, or (C) any entity in which any person covered by subsections
(A) or (B) above owns or has any beneficial interest;

                  (f) increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

                  (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

                  (i) materially increase or decrease prices charged to its customers, or take any other action which might reasonably be expected to result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

                  (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 FURTHER ASSURANCES; COMPLIANCE WITH COVENANTS. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. The Shareholders shall cause Certified to use its best efforts to comply with all of the covenants of Certified under this Agreement.

         6.2 COOPERATION. Each of the parties agrees to use its best efforts to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or deemed advisable pursuant to any law, rule or regulation (including, without limitation, any rules or regulations of any securities exchange upon which the securities of Kellstrom may be listed or traded) in connection with the transactions contemplated by this Agreement, and to use its best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

         6.3 HSR ACT AND OTHER ACTIONS. Each of the parties hereto shall (i) make promptly (and in no event later than five (5) business days following the execution of this Agreement) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall seek early termination of the applicable waiting period under the HSR Act, (ii) take all appropriate reasonable actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules and regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with Certified as are necessary for it to consummate the transactions contemplated hereby, (iii) make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it to consummate and make effective the transactions contemplated hereby, (iv) defend all lawsuits or other legal proceedings brought against it which challenge this Agreement or the consummation of the transactions contemplated hereby, and (v) take all actions necessary or advisable to lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby.

         6.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, Certified shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Kellstrom and Kellstrom's officers, employees, auditors, counsel and agents access during normal business hours to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. The parties agree and acknowledge that all such information shall be and remain subject to that certain Confidentiality Agreement dated April 14, 1998 between Kellstrom and Geneva Corporate Finance, Inc. Notwithstanding anything to the contrary set forth herein, neither the due diligence investigation made by Kellstrom in connection with the Acquisition nor the information provided to or obtained by Kellstrom shall affect any representation or warranty contained in this Agreement.

         6.5 NOTIFICATION OF CERTAIN MATTERS. Certified and the Shareholders shall give prompt notice to Kellstrom of the occurrence or non-occurrence of any event of which Certified or either of the Shareholders has knowledge which would likely cause any representation or warranty contained herein made by either of them to be materially untrue or inaccurate, or any covenant, condition, or agreement contained herein applicable to it not to be materially complied with or satisfied. Kellstrom shall give prompt notice to Certified and the Shareholders of the occurrence or non-occurrence of any event of which Kellstrom has knowledge which would likely cause any representation or warranty contained herein made by Kellstrom to be materially untrue or inaccurate, or any covenant, condition, or agreement contained herein applicable to it not to be materially complied with or satisfied.

         6.6 RESTRICTIVE COVENANTS. In order to assure that Kellstrom will realize the benefits of the Acquisition, each of the Shareholders severally, but not jointly, agrees with Kellstrom that he will not:

                            (i) for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly, alone or as a partner, joint venturer (either expressly or as a participant in the profits under the terms of any lease arrangement), officer, director, employee, consultant, agent, independent contractor, lender or security holder of any company or business, engage in purchasing, refurbishing, overhauling, marketing, distributing, selling or leasing of (a) aircraft, (b) aircraft engines,
         (c) aircraft parts or (d) engine parts anywhere in the world; provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any other corporation having a class of equity securities actively traded on a natural securities exchange or over the counter market shall not be deemed in and of itself, to violate the prohibitions of this Section 6.6;

                           (ii) for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly, employ any person, other than any child or the spouse of such Shareholder, who was employed by Kellstrom or Certified, or any of their respective Affiliates, subsidiaries, successors or assigns (collectively, the "Kellstrom Companies") at or within the then prior six (6) months, or in any manner seek to induce any such person to leave his or her employment; or

                          (iii) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in its possession any of the Kellstrom Companies' proprietary rights or records, including, but not limited to, any of their respective customer lists.

Each of the Shareholders agrees and acknowledges that the restrictions contained in this Section 6.6 are reasonable in scope and duration and are necessary to protect the Kellstrom Companies after the Closing Date. If any provision of this
Section 6.6 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 6.6 will cause irreparable damage to the Kellstrom Companies and upon breach of any provision of this Section 6.6, the Kellstrom Companies shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post a bond or other security or prove special damages; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Kellstrom Companies may have (including, without limitation, the right to seek monetary damages). Kellstrom and the Shareholders hereby agree that Kellstrom may assign, without limitation, the foregoing restrictive covenants to any successor to or Affiliates of Kellstrom.

         6.7 CONFIDENTIALITY; PUBLICITY. No party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof and no party hereto shall issue any press release or other public announcement related to this Agreement or the transactions contemplated hereby, in each such case, except (a) with the prior approval of the other parties, (b) if such party believes in good faith such disclosure to be required by law or by the terms of any listing agreement with or requirements of a securities exchange upon which its securities may be listed or traded or (c) if such disclosure relates to any legal proceeding between Kellstrom and Certified or the Shareholders arising out of this Agreement; PROVIDED, HOWEVER, that each party shall use commercially best efforts to coordinate with the other parties in making any public disclosure pursuant to clause (b) of this sentence.

         6.8 NO OTHER DISCUSSIONS. From the date hereof until the Closing Date, neither Certified nor either of the Shareholders nor any of their respective Affiliates, employees, agents representatives shall (a) solicit, encourage, consider or accept any offer from any Person to acquire all or any portion of the assets (other than in the case of inventory, in the ordinary course of business consistent with past practice) of or any interest in Certified, (b) participate in any negotiations or discussions with any other Person concerning the sale of all or any portion of the assets (other than in the case of inventory, in the ordinary course of business consistent with past practice) of or any interest in Certified, (c) provide any non-public information about Certified (other than to Certified's lenders or advisors or Kellstrom and its agents and consultants as provided herein), (d) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing, or (e) otherwise cooperate in any way with, or assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets (other than in the case of inventory, in the ordinary course of business consistent with past practice) of or any interest in Certified. Certified and the Shareholders shall immediately notify Kellstrom in writing of any such inquiry or proposal which any of Certified or the Shareholders may receive with respect to the foregoing transactions, including the terms and identity of the inquirer or offeror.

         6.9 TRADING IN COMMON STOCK OF KELLSTROM. Except as otherwise expressly consented to by Kellstrom in writing, from the date of this Agreement until the Closing Date, neither Certified nor either of the Shareholders (nor any Affiliate thereof) will directly or indirectly purchase or sell (including short sales) any shares of common stock of Kellstrom or securities derivative therefrom in any transactions effected on the Nasdaq Stock Market or otherwise.

         6.10     CERTAIN TAX MATTERS.

                  (a) The books of Certified shall be closed as of the Closing Date and its income Tax liability for the period ending on the Closing Date shall be determined in accordance with Treasury Regulation Section 1.1502.76(b), and no election shall be made under subsection (2)(ii) thereof. The Shareholders shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns for income Taxes due and owing by Certified for any Pre-Closing Period and shall in connection therewith pay any Taxes required to be paid thereunder in an amount which exceeds the amount reserved therefor on the Adjusted Closing Date Balance Sheet. The Shareholders shall provide such Tax Returns to Kellstrom for review at least sixty (60) days prior to their due date (including extensions where applicable). The Shareholders shall not file any amended Tax Returns for Certified without the prior written consent of Kellstrom, which will not be unreasonably withheld. Kellstrom shall not permit Certified to agree to any extension of the statute of limitations applicable to a review of the income Taxes payable by Certified on account of any Pre-Closing Period without the prior written consent of the Shareholders, which shall not be unreasonably withheld. Kellstrom shall pay to the Shareholders any Tax refunds received by Certified for income Taxes paid by Certified on account of any Pre-Closing Periods.

                  (b) The Shareholders shall duly prepare, or cause to be prepared, and file, or cause to be filed, as of the Closing Date, a Tax Return for sales Tax due and owing to the State of Florida by Certified for any Pre-Closing Period and Certified shall in connection therewith pay any Taxes required to be paid thereunder.

         6.11 SHAREHOLDER VOTE. Each of the Shareholders, in executing this Agreement, consents as a shareholder of Certified to the Acquisition and the transactions contemplated hereby, and waives notice of any meeting in connection therewith, and hereby releases and waives all rights with respect to the Acquisition and the transactions contemplated hereby under the Articles of Incorporation and/or Bylaws of Certified, applicable state law, and any agreements relating to the sale, purchase or voting of any capital stock of the Certified. At Closing, the Shareholder and Certified agree that any and all agreements relating to the sale, purchase or voting of capital stock of Certified shall be, and hereby are, terminated.

         6.12 DELIVERY OF SHARES, RELEASES AND LANDLORD'S WAIVER. At the Closing, the Shareholders shall deliver to Kellstrom (a) all certificates evidencing the Shares, duly endorsed for transfer to Kellstrom, free and clear of any Liens (including, without limitations, any Liens disclosed hereunder or on any Schedule hereto), (b) a release from each of the Shareholders in such form as is reasonably satisfactory to Kellstrom, releasing all claims of any nature against Certified, if any PROVIDED, HOWEVER, that such releases shall not cover any rights of the Shareholders against Kellstrom under this Agreement or any other agreement executed in connection herewith, (c) a release from the Partnership, in such form as is reasonably satisfactory to Kellstrom, releasing any and all claims which it may have under Section VI of that certain Addendum to Lease dated January 1, 1996 between the Partnership and Certified, and (d) a Landlord's Waiver and Agreement executed by the Partnership in the form attached hereto as EXHIBIT A, with such changes or modifications thereto as may be reasonably required by Kellstrom's lenders.

         6.13 RESIGNATIONS. Each of the Shareholders shall resign from their respective positions as directors, officers and/or employees of Certified at the Closing.

         6.14 PAYOFF AND ESTOPPEL LETTERS. Prior to the Closing, Certified shall request and deliver to Kellstrom payoff and estoppel letters from First Union National Bank and the holders of any Indebtedness of Certified designated by Kellstrom, which letters shall contain payoff amounts, per diem interest and wire transfer instructions.

         6.15 CONSULTING AGREEMENTS AND EMPLOYMENT AGREEMENTS. Kellstrom and each of the Shareholders shall on the Closing Date enter into a consulting agreement in the form attached as EXHIBIT B hereto (the "Consulting Agreements"), and the Shareholders shall provide such assistance as may reasonably be requested by Kellstrom in causing each of the employees of Certified listed on SCHEDULE 6.15 to on the Closing Date enter into employment agreements with Kellstrom in the form attached as EXHIBIT C hereto (the "Employment Agreements").

         6.16 LEASE AMENDMENT. On the Closing Date, Certified shall and the Shareholders shall cause the Partnership to enter into that certain Amendment to Lease, Landlord's Consent and Tenant Acknowledgment in the form attached as EXHIBIT D hereto (the "Lease Amendment"), amending the Lease.

         6.17 ESCROW AGREEMENT AND ENVIRONMENTAL ESCROW AGREEMENT. Prior to or at the Closing, Kellstrom, the Shareholders and the Escrow Agent shall enter into (i) an agreement (the "Escrow Agreement") in the form attached as EXHIBIT E hereto, providing for the retention of the Escrowed Amount by the Escrow Agent in accordance with the terms of Article IX and the terms thereof, and (ii) an agreement (the "Environmental Escrow Agreement") in the form attached as EXHIBIT F hereto, providing for the retention of the Environmental Escrowed Amount by the Escrow Agent in accordance with the terms of Article IX and the terms thereof.

         6.18 POST-CLOSING ACCESS AND COOPERATION. Kellstrom shall for a period of seven (7) years from the date hereof preserve and keep any books and records of Certified which may be needed by the Shareholders in connection with the preparation of Tax Returns for, or the prosecution or defense of Tax audits relating to, Certified for any Pre-Closing Period. After the Closing, Kellstrom shall permit the Shareholders reasonable access to all books and records of Certified as may be necessary or advisable in connection with the preparation of Tax Returns for, or the prosecution or defense of Tax audits relating to, Certified or other third party claims or as may otherwise be reasonably requested by the Shareholders for a reasonable business purpose.

         6.19 1998 FINANCIAL STATEMENTS. As soon as reasonably possible following the date hereof (but in no event less than five (5) business days prior to the Closing Date), the Shareholders shall deliver to Kellstrom the audited financial statements of Certified for the year ended July 31, 1998, including the notes thereto, audited by the Shareholders' Accountants and prepared in accordance with GAAP consistently applied (the "1998 Financial Statements"), which financial statements shall indicate that Certified's operating profits for the year ended July 31, 1998 were not less than the amount set forth in SCHEDULE 6.19. On the Closing Date, Certified and the Shareholders shall deliver to Kellstrom a certificate, dated as of such date and duly signed by Certified and each of the Shareholders (in the case of Certified by its President), in which Certified and the Shareholders, jointly and severally, shall represent and warrant to Kellstrom that, notwithstanding any fact or matter disclosed in SCHEDULE 4.9, (a) the 1998 Financial Statements fairly present in all material respects the financial position of Certified as of July 31, 1998 and the results of operations for the year ended July 31, 1998, and have been prepared in accordance with GAAP consistently applied, (b) there are no extraordinary items of income or expense during the period covered by the 1998 Financial Statements, and (c) the balance sheet included in the 1998 Financial Statements does not reflect any writeup or revaluation increasing the book value of any assets, except as may specifically be disclosed in the notes thereto or otherwise reflected therein.

         6.20 PERSONAL GUARANTEES. Kellstrom shall use its best efforts to cause the release as of the Closing of all guarantees previously made by the Shareholders (or either of them) on behalf of Certified which are identified on
SCHEDULE 6.20 (the "Shareholder Guarantees") and shall, if requested by the recipient of any such Shareholder Guarantee, provide a guarantee of Kellstrom in replacement of such Shareholder Guarantee. If Kellstrom is unable to obtain the release of any Shareholder Guarantees as of the Closing, Kellstrom shall indemnify and hold harmless the Shareholders with respect to any obligations of Certified arising after the Closing for which the Shareholders are responsible thereunder and Kellstrom hereby waives any right of set off which it may have with respect thereto. If Kellstrom shall fail to pay any amount due under the previous sentence, then the Shareholders shall have the right (but not the obligation), in addition to any other remedies they may have, to deem such amount to be Shareholder Indemnifiable Damages in accordance with Article IX hereof (provided that the Shareholder Indemnification Threshold shall not be applicable to such amount and such amount shall not count against the Shareholder Indemnification Cap).

         6.21 REPAYMENT OF INDEBTEDNESS TO FIRST UNION. Kellstrom shall on the Closing Date repay the Indebtedness owed by Certified to First Union National Bank under that certain First Amended and Restated Revolving Credit and Security Agreement dated December 13, 1996, as amended (the "First Union Loan"), in an amount not to exceed the maximum amount set forth therefor on SCHEDULE 4.11(B).

         6.22 ACCOUNTS RECEIVABLE. Kellstrom shall cause Certified to use commercially reasonable efforts consistent with past practice to collect all accounts receivables reflected on the Adjusted Closing Date Balance Sheet. Any payments received by Certified from a customer following the Closing Date shall be applied to the unpaid invoices issued to such customer in the order in which such invoices were issued; PROVIDED, HOWEVER, that if any such customer shall dispute in writing all or a portion of an unpaid invoice (a copy of any correspondence relating to such dispute shall be provided to the Shareholders), then any payment thereafter received from such customer shall not be applied to the disputed invoice or portion thereof, but shall be applied to the balance of such invoice and then to the next invoice issued to such customer (in each case, until the dispute with such customer shall be resolved).

         6.23     CERTAIN ENVIRONMENTAL MATTERS.

                  (a) The Shareholders and Kellstrom each acknowledge receipt of the Environmental Report. The parties agree that the following actions shall be taken to remedy certain of the matters identified in the Environmental Report:

                            (i) The Shareholders shall cause an environmental assessment to be performed at the Property to fully delineate the horizontal and vertical extent of impacts of chlorinated solvents and RCRA metals contamination (if any) to the ground water previously identified in the Environmental Report or chemical impacts to the soil and ground water, if any, identified in any subsequent environmental assessment activities conducted by Certified or the Shareholders (in the case of Certified, on or prior to the Closing Date) (collectively, the "Existing Conditions"), and shall prepare a report documenting any such delineated soil and ground water impacts in accordance with applicable Environmental Laws.

                           (ii) Promptly after the date hereof, the Shareholders shall provide written notice to all applicable regulatory agencies (collectively, the "Regulatory Agencies") of the Existing Conditions at the Property.

                          (iii) The Shareholders shall cause all assessments, remedial and monitoring actions as required by the Regulatory Agencies to be performed to respond to the Existing Conditions until they shall have been corrected and are no longer in violation of the applicable cleanup criteria and the Shareholders shall have received written approval from the Regulatory Agencies that no further action is required for the Property.

                           (iv) The Shareholders shall cause the following corrective actions to be undertaken at the Property: (A) the removal or sealing-off of each catch basin located within the Property's chemical operational areas, or such other reasonable actions as shall be necessary to prevent any chemical or stormwater runoff in such areas from reaching any such catch basin; (B) installation of secondary containment for all chemical/waste handling and storage areas; (C) installation of paving on all pervious surfaces located within the Property's operation area, after the completion of any assessment report and the remediation of soil contamination, if any, found on the Property; and (D) installation of proper identification signage for all chemical/waste storage areas and implementation of facility procedures and policies for continued compliance with Environmental Laws.

                            (v) The Shareholders shall pay for any penalties arising out of Certified's past operations at the Property without the required air permits.

                           (vi) Kellstrom shall (A) cause an air emissions evaluation of quantities of volatile organic compounds (VOCs) and hazardous air pollutants (HAPs) emitted by Certified's operations at the Property to be conducted and (B) apply for and obtain any federal, state and/or local permits, licenses and registrations which, based on such evaluation, are necessary for Certified's operations at the Property, provided that Kellstrom shall be responsible for any costs in excess of Seventy Five Thousand Dollars ($75,000) incurred in connection therewith.

                          (vii) Kellstrom shall implement an Environmental Safety and Health Program which complies with the Occupational Safety and Health Administration's General Industry Standard, 29 CFR 1910, to document the procedures and policies facility-wide for the handling of chemicals and wastes, provided that Kellstrom shall be responsible for any costs in excess of Twenty Five Thousand Dollars ($25,000) incurred in connection therewith.

                  (b) Promptly after the date hereof, the Shareholders shall undertake the actions set forth in items (i) through (v) of Section 6.23(a) above (collectively, the "Cleanup"). Any written contract entered into by the Shareholders with the Shareholders' Environmental Consultant or any other party in connection with the Cleanup (collectively, the "Shareholders' Environmental Advisors") shall be in writing and shall require that Kellstrom and Certified be named as additional insured parties under any policies of liability insurance maintained by such Shareholders' Environmental Advisor in connection with its operations, and the Shareholders shall use best efforts to cause any such written contract to provide for the indemnification of Certified and Kellstrom to the same extent as the indemnification of the Shareholders. The Shareholders shall provide Kellstrom with copies of any correspondence with or reports from any of the Shareholders' Environmental Advisors and the Regulatory Agencies promptly upon the receipt thereof. Kellstrom shall provide the Shareholders and the Shareholders' Environmental Advisors with reasonable access to the Leased Premises in connection with the Cleanup. All activities related to assessment and Cleanup shall be scheduled and coordinated with Kellstrom in such a manner as to not unreasonably interfere with Kellstrom's or Certified's use of the Property. The Shareholders shall use their best efforts to cause the Cleanup to be conducted and completed as promptly as reasonably possible.

                  (c) Promptly after the date hereof, Kellstrom shall undertake the actions set in items (vi) and (vii) of Section 6.23(a) above (collectively, the "Corrective Actions", and together with the Cleanup, the "Remediation"). Kellstrom shall use its best efforts to cause the Corrective Actions to be taken and completed as promptly as reasonably possible.

                  (d) Any costs and expenses incurred by (i) the Shareholders in connection with the Remediation activities undertaken by it under Section 6.23(a)(i) through (v) above, (ii) Kellstrom in connection with the Remediation activities undertaken by it under Section 6.23(a)(vi) above in an amount not to exceed Seventy Five Thousand Dollars ($75,000), and (iii) Kellstrom in connection with the Remediation activities undertaken by it under Section 6.23(a)(vii) above in an amount not to exceed Twenty Five Thousand Dollars ($25,000), shall, upon the request of the party incurring such costs and expenses, be paid out of the Environmental Escrowed Amount, in accordance with the provisions of Section 9.8 of this Agreement and the provisions of the Environmental Escrow Agreement.

         6.24 CERTAIN AUTOMOBILES. Notwithstanding Section 5.1 hereof, Certified may, prior to the Closing Date, transfer the Designated Automobiles to the Shareholders at no cost, and Certified may, prior to the Closing, transfer to any party any other automobile owned by Certified together with any outstanding obligations therefor, PROVIDED, HOWEVER, that for purposes of calculating the Actual Purchase Price, the Net Worth of Certified as of the time of the Closing shall be reduced by the net book value as of the Closing Date of any automobiles so transferred (other than the Designated Automobiles).

         6.25 CONTRIBUTION OF PRIDE INVENTORY. At or prior to the Closing, the Shareholders shall cause Pride to contribute each item of inventory currently owned by Pride, as set forth in SCHEDULE 4.15(B) (the "Pride Inventory"), free and clear of any Liens or other restrictions, to Certified, at no cost to Certified.

         6.26 CERTAIN INSURANCE MATTERS. The Shareholders shall, if and to the extent requested by Kellstrom, cause Q.C. Laboratories, Inc. ("Q.C. Laboratories") to continue to make available to Certified, for up to six (6) months after the Closing, coverage under any insurance policy or policies owned by Q.C. Laboratories and made available to Certified as of the date hereof, and Certified shall reimburse Q.C. Laboratories for Certified's pro-rata share of the cost to maintain such policy or policies.

                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF KELLSTROM

         The obligations of Kellstrom to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Kellstrom:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Certified and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed on any schedule to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) for such changes which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Certified. Certified and the Shareholders shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Certified and the Shareholders shall have delivered to Kellstrom a certificate, dated as of the Closing Date, duly signed (in the case of Certified, by its President and Chief Financial Officer), certifying that such representations and warranties are true and correct except for such changes which, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect on Certified and that all such obligations have been complied with and performed in all material respects.

         7.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to Certified, and (ii) none of the properties or assets of Certified shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, in any instance not covered by insurance, which damage may have a Material Adverse Effect on Certified, and there shall have been delivered to Kellstrom a certificate to that effect, dated the Closing Date and duly signed (in the case of Certified by its President and Chief Financial Officer) by or on behalf of Certified and the Shareholders.

         7.3 CORPORATE CERTIFICATE. The Shareholders shall have delivered to Kellstrom (i) copies of the Articles of Incorporation and Bylaws of Certified as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and the shareholders of Certified authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for Certified issued by the Secretary of State of the state of its incorporation as of a date not more than ten (10) business days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the Secretary of Certified as being true, correct and complete.

         7.4 CONSENTS. Kellstrom shall have received the consents to the transactions contemplated hereby and waivers of rights to terminate or modify any of their respective rights or obligations from any Person from whom such consent or waiver is required under any Contract set forth on SCHEDULE 3.4, or under the HSR Act or other law, rule or regulation (except in the case of such other law, rule or regulation, where the failure to obtain such consent would not have a Material Adverse Effect on Certified or Kellstrom).

         7.5 LICENSES. Kellstrom shall have received all material permits and licenses that are necessary to own and operate the business of Certified as currently being conducted.

         7.6 NO ADVERSE LITIGATION. There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages which would if determined adversely to Certified or Kellstrom have a Material Adverse Effect on Certified.

         7.7 HSR ACT WAITING PERIOD. Any applicable HSR Act waiting period shall have expired or been terminated.

         7.8 RESIGNATIONS. The Shareholders shall have delivered the resignations referred to in Section 6.13 hereof.

         7.9 DELIVERY OF SHARES AND MINUTE BOOKS. The Shareholders shall have delivered to Kellstrom (i) the original certificates evidencing the Shares, endorsed in blank and free and clear of any Liens (including without limitation, any Liens disclosed herein or in the schedules attached hereto), and (ii) the original corporate minute book and stock transfer ledger of Certified.

         7.10 DELIVERY OF PAYOFF AND ESTOPPEL LETTERS. The Shareholders shall have delivered to Kellstrom the payoff and estoppel letters referred to in
Section 6.14 hereof.

         7.11 DELIVERY OF CONSULTING AGREEMENTS AND EMPLOYMENT AGREEMENTS. The Shareholders shall have executed and delivered to Kellstrom the Consulting Agreements and shall have delivered to Kellstrom the Employment Agreements executed by those Persons set forth on SCHEDULE 6.15.

         7.12 DELIVERY OF LEASE AMENDMENT. The Shareholders shall have delivered to Kellstrom the Lease Amendment fully executed by Certified and the Partnership.

         7.13 DELIVERY OF ESCROW AGREEMENT AND ENVIRONMENTAL ESCROW AGREEMENT. The Shareholders and the Escrow Agent shall have executed and delivered to Kellstrom the Escrow Agreement and the Environmental Escrow Agreement.

         7.14 DELIVERY OF 1998 FINANCIAL STATEMENTS AND CERTIFICATE. The Shareholders shall have delivered to Kellstrom the 1998 Financial Statements, which financial statements shall indicate that Certified's operating profits for the year ended July 31, 1998 were not less than the amount set forth in SCHEDULE 6.19, and Certified and the Shareholders shall have executed and delivered the certificate referred to in Section 6.19 hereof.

         7.15 CONTRIBUTION OF PRIDE INVENTORY. The Pride Inventory shall have been contributed to Certified pursuant to the terms of Section 6.25 hereof.

         7.16 DELIVERY OF RELEASES AND LANDLORD'S WAIVER. The Shareholders shall have delivered to Kellstrom the releases and the Landlord's Waiver and Agreement referred to in Section 6.12 hereof.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                                THE SHAREHOLDERS

         The obligation of the Shareholders to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Shareholders:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Kellstrom contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; PROVIDED, HOWEVER, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. Kellstrom shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Kellstrom shall have delivered to the Shareholders a certificate, dated as of the Closing Date, and signed by its President and Chief Financial Officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

         8.2 CORPORATE CERTIFICATE. Kellstrom shall have delivered to the Shareholders (i) copies of resolutions adopted by the Board of Directors of Kellstrom authorizing the transactions contemplated by this Agreement, and (ii) a certificate of good standing for Kellstrom issued by the Secretary of State of the state of its incorporation as of a date not more than ten (10) business days prior to the Closing Date, certified in the case of subsection (i) of this Section as of the Closing Date by the Secretary of Kellstrom as being true, correct and complete.

         8.3 PURCHASE PRICE. Kellstrom shall have made the Closing Date Payment in respect of the Purchase Price.

         8.4 NO ORDER OR INJUNCTION. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of Closing.

         8.5 HSR ACT WAITING PERIOD. Any applicable HSR Act waiting period shall have expired or been terminated.

         8.6 ESCROW AGREEMENT AND ENVIRONMENTAL ESCROW AGREEMENT. Kellstrom and the Escrow Agent shall have executed and delivered to the Shareholders the Escrow Agreement and the Environmental Escrow Agreement, and Kellstrom shall have delivered the Escrowed Amount and the Environmental Escrow Amount in accordance therewith.

         8.7 DELIVERY OF CONSULTING AGREEMENTS. Kellstrom shall have delivered to the Shareholders the Consulting Agreements.

         8.8 PAY OFF OF FIRST UNION LOAN. Kellstrom shall have repaid the First Union Loan.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY. The Shareholders jointly and severally (except that the Shareholders shall be severally, but not jointly, liable for any breach of Section 6.6) agree to indemnify and hold Kellstrom and each of the Kellstrom Companies and each of their respective officers, directors, employees, attorneys and Affiliates (each a "Kellstrom Indemnified Party" and collectively the "Kellstrom Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and paralegal fees and expenses) incurred or suffered by any of the Kellstrom Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by Certified or the Shareholders (or either of them) in or pursuant to this Agreement (including the schedules hereto and any certificates executed and delivered by Certified or the Shareholders (or either of them) pursuant to or in connection herewith), (ii) any breach of a covenant or agreement made by Certified or the Shareholders (or either of them) in or pursuant to this Agreement, (iii) any inaccuracy in any statement made by Certified or the Shareholders (or either of them) in any certificate executed and delivered by Certified or the Shareholders (or either of them) pursuant to or in connection with this Agreement, (iv) any liability of Certified or the Shareholders (or either of them) for income Taxes arising from or relating to any Pre-Closing Period (whether or not disclosed in this Agreement or disclosed, referenced or incorporated by reference in any of the schedules hereto) in an amount which exceeds the amount set forth or reserved therefor in the Adjusted Closing Date Balance Sheet, (v) any Environmental Liabilities (whether or not disclosed in this Agreement or disclosed, referenced or incorporated by reference in any of the schedules hereto) arising from or relating to any facts, circumstances or events occurring on or prior to the Closing Date with respect to Certified or its business or the Property, except for any Environmental



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



Liabilities arising from any change in any law, rule or regulation following the Closing Date, (vi) any claims of any third parties arising from or relating to any facts, circumstances or events occurring on or prior to the Closing Date with respect to Certified or its business other than those (a) arising from a change in any law, rule or regulation following the Closing Date, (b) set forth or reserved for on the Adjusted Closing Date Balance Sheet, or (c) expressly and specifically disclosed in this Agreement or any of the schedules hereto, and
(vii) any claims, obligations or liabilities arising from or relating to the business and operations of QC Metallurgical, Inc. (collectively, "Kellstrom Indemnifiable Damages"). Notwithstanding the foregoing provisions or anything contained herein to the contrary, (a) no claim for Kellstrom Indemnifiable Damages shall be asserted by the Kellstrom Indemnified Parties until the aggregate of all Kellstrom Indemnifiable Damages exceeds Three Hundred Thousand Dollars ($300,000) (the "Kellstrom Indemnification Threshold"), at which time the Kellstrom Indemnified Parties shall only be entitled to the aggregate amount by which the Kellstrom Indemnifiable Damages exceeds the Kellstrom Indemnification Threshold, PROVIDED, HOWEVER, that the Kellstrom Indemnification Threshold shall not apply to (i) any Kellstrom Indemnifiable Damages arising under subsections (iv) or (vii) of this Section 9.1 above, (ii) a breach of any covenant or agreement of Shareholders contained in Article II, Section 6.6,
Section 6.10 or Section 6.23 hereof, or (iii) any Kellstrom Indemnifiable Damages arising with subsection (v) of this Section 9.1 which constitute Remediation Costs, and (b) the total Kellstrom Indemnifiable Damages for which the Shareholders shall be liable hereunder shall not exceed an aggregate of Eight Million Dollars ($8,000,000) (the "Kellstrom Indemnification Cap"), PROVIDED, HOWEVER, that the Kellstrom Indemnification Cap shall not apply to and there shall be no limitation or restriction whatsoever on the liability of the Shareholders under this Article IX for Kellstrom Indemnifiable Damages with respect to or arising from any one or more of the following, and no Kellstrom Indemnifiable Damages arising therefrom shall be included in determining whether the Kellstrom Indemnification Cap has been met: (i) a breach of any one or more of the representations or warranties set forth in the first or last sentence of
Section 4.1, or in Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section
4.13 or the sixth sentence of Section 4.15(a), (ii) any Kellstrom Indemnifiable Damages arising under subsections (iv), (v) or (vii) of this Section 9.1 above,
(iii) any act of fraud in connection with the execution, delivery or performance of this Agreement, including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement, or (iv) a breach of any covenant or agreement contained in Article II or Section 6.6, Section 6.10 or
Section 6.23 hereof.

         9.2 AGREEMENT BY KELLSTROM TO INDEMNIFY. Kellstrom agrees to indemnify and hold the Shareholders and their respective heirs and personal representatives (each a "Shareholder Indemnified Party" and together the "Shareholder Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and paralegal fees and expenses) incurred or suffered by any of the Shareholder Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by Kellstrom in or pursuant to this Agreement (including the schedules hereto and any certificates executed and delivered by Kellstrom pursuant to or in connection herewith), (ii) any breach of a covenant or agreement made by Kellstrom in or pursuant to this Agreement, (iii) any inaccuracy in any statement made by Kellstrom in any certificate executed and delivered by Kellstrom pursuant to or in connection with this Agreement, (iv) any liability of Certified for income



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



Taxes arising from or relating to any Post-Closing Tax Period, and (v) any claims of any third parties arising from or relating to any facts, circumstances or events occurring after the Closing Date with respect to Certified or its business (collectively, "Shareholder Indemnifiable Damages"). Notwithstanding the foregoing provisions or anything contained herein to the contrary, (a) no claim for Shareholder Indemnifiable Damages shall be asserted by the Shareholder Indemnified Parties until the aggregate of all Shareholder Indemnifiable Damages exceeds Three Hundred Thousand Dollars ($300,000) (the "Shareholder Indemnification Threshold"), at which time the Shareholder Indemnified Parties shall only be entitled to the aggregate amount by which the Shareholder Indemnifiable Damages exceeds the Shareholder Indemnification Threshold, PROVIDED, HOWEVER, that, the Shareholder Indemnification Threshold shall not apply to (i) any Shareholder Indemnifiable Damages arising under subsection (iv) of this Section 9.2 above, (ii) a breach of any covenant or agreement by Kellstrom contained in Article II or Sections 6.10, 6.18, 6.20, 6.21 or 6.23 hereof, (iii) any obligation to the Shareholders or any Familial Affiliates reflected on the Adjusted Closing Date Balance Sheet, or (iv) any obligations to make payments under the Lease from and after the Closing Date, and (b) the total Shareholder Indemnifiable Damages for which Kellstrom shall be liable hereunder shall not exceed an aggregate of Eight Million Dollars ($8,000,000) (the "Shareholder Indemnification Cap"), PROVIDED, HOWEVER, that the Shareholder Indemnification Cap shall not apply to and there shall be no limitation or restriction whatsoever on the liability of Kellstrom under this Article IX for Shareholder Indemnifiable Damages with respect to or arising from any one or more of the following, and no Shareholder Indemnifiable Damages arising therefrom shall be included in determining whether the Shareholder Indemnification Cap has been met: (i) a breach of any one or more of the representations or warranties set forth in Section 3.1, Section 3.2 or Section 3.3, (ii) any Kellstrom Indemnifiable Damages arising under subsection (iv) of this Section 9.2 above, (iii) any act of fraud in connection with the execution, delivery or performance of this Agreement including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement,
(iv) a breach of any covenant or agreement contained in Article II or Sections 6.10, 6.18, 6.20, 6.21 or 6.22 hereof, (v) any obligation to the Shareholders or any Familial Affiliates reflected on the Adjusted Closing Date Balance Sheet, and (vi) any obligations to make payments under the Lease from and after the Closing Date.

         9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties and each of the indemnities set forth in subsections (i), (ii), (iii) and (vi) of the first sentence of Section 9.1 and subsections (i), (ii), (iii) and (v) of the first sentence of Section 9.2 made by the Shareholders or Kellstrom in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of two
(2) years following the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties set forth Section 3.1, and in Section 3.2 and
Section 3.3, the first and last sentence of Section 4.1, and in Section 4.2,
Section 4.3, Section 4.4, Section 4.5 and the sixth sentence of Section 4.15(a) and the indemnities set forth in subsections (vii) of the first sentence of
Section 9.1 shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.19 and the indemnities set forth in subsection (iv) of the first sentence of Section 9.1 and subsection (iv) of the first sentence of
Section 9.2 shall expire thirty (30) days following the time the latest applicable statute of limitations expires for the enforcement by an applicable Governmental Authority or any other Person of any remedy with respect to a violation of or the subject matter covered by such representations and warranties and (iii) the representations



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



and warranties set forth in SECTION 4.13 and the indemnities set forth in subsection (v) of the first sentence of Section 9.1 shall survive the closing of the transactions contemplated hereby for a period of six (6) years following the Closing Date. No claim for the recovery of any Kellstrom Indemnifiable Damages or Shareholder Indemnifiable Damages with respect to any of the representations, warranties and indemnities set forth in this Agreement may be asserted by any of the Kellstrom Indemnified Parties or by the Shareholder Indemnified Parties after the survival period for such representations, warranties and indemnities shall expire in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that claims for Kellstrom Indemnifiable Damages or Shareholder Indemnifiable Damages first asserted in writing within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants, agreements and indemnities of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant, agreement and indemnity of the parties contained in this Agreement is independent of each other representation, warranty, covenant, agreement and indemnity.

         9.4      THIRD PARTY ACTIONS.

                  (a) For the purpose of this Section 9.4, the term "Indemnifiable Damages" means Kellstrom Indemnifiable Damages or Shareholder Indemnifiable Damages, as the context requires, the term "Indemnified Party" means the Kellstrom Indemnified Parties or the Shareholder Indemnified Parties, as the context requires, and the term "Indemnifying Party" means the party (Kellstrom or the Shareholders) against whom a claim for Indemnifiable Damages is to be made.

                  (b) If any claim or action shall be commenced or asserted against an Indemnified Party which, if successful, could give rise to Indemnifiable Damages, the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim or action (provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except where, and solely to the extent that, the failure to provide such notice actually and materially prejudices the rights of the Indemnifying Party). Upon receipt of written notice of any such claim or action, the Indemnifying Party shall have the option to assume the defense thereof by providing written notice of such election to the Indemnified Party within ten
(10) business days after receipt of written notice of any such claim or action (an "Indemnification Notice"). If the Indemnifying Party shall elect to assume the defense of any claim or action by the delivery of an Indemnification Notice within such ten (10) business day period, then, subject to the terms set forth below, (i) the Indemnifying Party shall have the right to assume and control the defense of the claim or action , (ii) the Indemnified Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to the claim or action. If the Indemnifying Party states in an Indemnification Notice that it will not assume the defense of the claim or action, or if the Indemnifying Party fails to provide the Indemnified Party with an Indemnification Notice within such ten
(10) business day period, then (i) the Indemnified Party shall have the right to assume and control the defense of the claim or action, (ii) the Indemnifying Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be responsible for any Indemnifiable Damages (including, without limitation, the costs incurred by the Indemnified Party in the defense thereof) relating to the claim or action subject to and in accordance with the terms and conditions set forth in this Agreement. If the Indemnifying Party provides, within such ten
(10) business day period, an Indemnification Notice stating that it shall assume the defense of the claim or action, then the Indemnifying Party shall, at its own cost and expense, diligently defend such claim or action, and the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of Sections 9.1 or 9.2 for any related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the defendants in any action include both the Indemnified Party and the Indemnifying Party and there is a conflict of interest as reasonably determined by counsel for the Indemnifying Party which would prevent such counsel from also representing the Indemnified Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or shall have failed to diligently defend such action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Section 9.4, the Indemnifying Party shall have no right to settle or compromise any action for which it has assumed the defense to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party or otherwise provides for any continuing obligations of any nature against the Indemnified Party or loss of rights of the Indemnified Party, and nothing stated in this Section 9.4 shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party all Indemnifiable Damages (other than such related counsel and paralegal fees and expenses) pursuant to Section 9.1 or Section 9.2. With respect to any such third party action, the parties agree to provide each other with all material information that they request relating to the handling of such matter. The parties shall reasonably cooperate with one another in furtherance of resolving any claims for which indemnification is sought hereunder. No Indemnified Party shall admit liability with respect to, or settle, compromise, pay or discharge, any Indemnifiable Claim without the prior written consent of the Indemnifying Party, so long as the Indemnifying Party is diligently defending same in accordance with this Section 9.4. An Indemnified Party shall not unreasonably withhold its consent to a settlement of a matter.

         9.5 SET OFF AGAINST THE ESCROWED AMOUNT. As security for Kellstrom's rights under Section 9.1 hereof, at Closing Kellstrom shall deliver the Escrowed Amount to the Escrow Agent. The Shareholders acknowledge that for tax purposes Kellstrom shall be deemed the owner of the Escrowed Amount until disbursed in accordance with the provisions of the Escrow Agent, and each of Kellstrom and the Shareholders shall under the terms of the Escrow Agreement grant each other reciprocal security interests in and to the Escrowed Amount and all interest that may accrue on the Escrowed Amount. Any claims by Kellstrom for Kellstrom Indemnifiable Damages shall first be satisfied out of the Escrowed Amount before any payments shall be required to be made by the Shareholders. Kellstrom may claim against the Escrowed Amount any Indemnifiable Damages for which the Shareholders (or either of them) are responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

                  (a) Kellstrom shall give written notice to the Escrow Agent and the Shareholders of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages which Kellstrom claims to have sustained by reason thereof, and (ii) the basis of the claim therefor in reasonable particularity, including the Section of this Agreement (or other document or instrument) under which such claim arises;

                  (b) The Escrow Agent shall deliver to Kellstrom the actual amount of Indemnifiable Damages sustained by Kellstrom on the later to occur of the expiration of ten (10) business days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved in favor of Kellstrom, and such amount, if any, shall be charged against and reduce the Escrowed Amount; and

                  (c) If, prior to the expiration of the Notice of Contest Period, the Shareholders shall notify the Escrow Agent and Kellstrom in writing of an intention to dispute the claim and if such dispute is not resolved within ninety (90) days after expiration of such period, then Kellstrom may take any action or exercise any remedy available to it by appropriate legal proceedings to enforce its rights and remedies hereunder.

         9.6 DELIVERY OF ESCROWED AMOUNT. The Escrow Agent shall deliver to the Shareholders no later than ten (10) business days following the two (2) year anniversary of the Closing Date any Escrowed Amount then held by it unless there then remains unresolved any claim for Kellstrom Indemnifiable Damages or other damages hereunder as to which written notice has been given, in which event the Escrow Agent shall deliver to the Shareholders any Escrowed Amount in excess of the maximum amount of Kellstrom Indemnifiable Damages at issue in connection with any then unresolved claim, and any Escrowed Amount remaining on deposit after such claim shall have been satisfied or resolved shall be returned to the Shareholders promptly after the time of satisfaction.

         9.7 NO BAR; WAIVER. If the Escrowed Amount is insufficient to set off any claim for Kellstrom Indemnifiable Damages made hereunder (or has been delivered to the Shareholders prior to the making or resolution of such claim), then Kellstrom may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Kellstrom Indemnifiable Damages to which it may be entitled under Section 9.1, subject to the limitations contained in this Article IX.

         9.8      SET OFF AGAINST THE ENVIRONMENTAL ESCROWED AMOUNT.

                  (a) As security for the Shareholders' obligations and for Kellstrom's rights under Section 6.23 hereof, at Closing Kellstrom shall deliver the Environmental Escrowed Amount to the Escrow Agent. The Shareholders acknowledge that for tax purposes Kellstrom shall be deemed the owner of the Environmental Escrowed Amount until disbursed in accordance with the provisions of the Environmental Escrow Agreement, and each of Kellstrom and the Shareholders shall under the terms of the Environmental Escrow Agreement grant each other reciprocal security interests in and to the Environmental Escrowed Amount and all interest that may accrue on the Environmental Escrowed Amount.

                  (b) Subject to the terms of Section 6.23(d), either the Shareholders or Kellstrom may from time to time request that portions of the Environmental Escrowed Amount be disbursed to satisfy amounts paid or payable to conduct the Remediation activities to be undertaken by them under Section 6.23(a), (collectively, "Remediation Costs"). The Shareholders shall give written notice to Kellstrom, and Kellstrom shall give written notice to the Shareholders (in either case, an "Environmental Claim Notice"), of any Remediation Costs which the party providing such notice (the "Notifying Party") claims to have incurred, which notice shall include (i) the amount of Remediation Costs which the Notifying Party claims to have incurred, (ii) a description of the services or work performed or other claim which gave rise to such Remediation Costs, (iii) a copy of the invoice delivered to the Notifying Party, if applicable, for such Remediation Costs and (iv) a proposed form of joint instruction letter to be signed by authorized representatives of each of Kellstrom and the Shareholders, instructing the Escrow Agent to disburse that portion of the Environmental Escrowed Amount sufficient to satisfy the claimed Remediation Costs. Within fifteen (15) business days of receipt of an Environmental Claim Notice, the receiving party shall either (i) deliver to the Notifying Party the joint instruction letter included in the Environmental Claim Notice, signed by a person authorized to give disbursement instructions pursuant to the terms of the Environmental Escrow Agreement, or (ii) advise the Notifying Party in writing of any objection it may have to the Notifying Party's claim for recovery of Remediation Costs, in which case Kellstrom and the Shareholders shall endeavor to reach agreement within the twenty (20) business day period following such notice of objection. If the parties shall reach agreement within such twenty (20) day period, the parties shall, if appropriate, promptly execute and deliver to the Escrow Agent a joint instruction letter authorizing the disbursement of the mutually agreed upon amount of Remediation Costs incurred or suffered by the Notifying Party. If the parties are unable to reach agreement within such twenty (20) day period, then the Notifying Party may take any action or exercise any remedy available to it by appropriate legal proceedings to collect any Remediation Costs to which it may be entitled under this Agreement. The Escrow Agent shall deliver to the party specified in any joint instruction letter delivered pursuant hereto the amount of Remediation Costs no later than
(10) business days from its receipt of any such joint instruction letter, and such amount shall be charged against and reduce the Environmental Escrowed Amount.

                  (c) Within ten (10) business days following the completion of the Remediation, Kellstrom shall deliver to the Escrow Agent written instructions, authorizing the Escrow Agent to release to the Shareholders the balance, if any, of the Environmental Escrowed Amount, and all interest earned thereon; PROVIDED, HOWEVER, that if there then remains unresolved any claim by Kellstrom for disbursement of any portion of the Environmental Escrowed Amount as to which written notice has been given, then Kellstrom shall deliver to the Escrow Agent written instructions authorizing the Escrow Agent to release to the Shareholders any Environmental Escrowed Amount in excess of the maximum amount of costs and expenses at issue in connection with any then unresolved claim for Remediation Costs, and, after such claim shall have been satisfied or resolved, Kellstrom shall deliver to the Escrow Agent written instructions authorizing the Escrow Agent to release to the Shareholders any Environmental Escrowed Amount then remaining on deposit, and all interest thereon.

                  (d) If Kellstrom's Environmental Consultant and the Shareholders' Environmental Consultant shall at any time after the Regulatory Agencies' approval of the remediation plan mutually agree that the total amount of Remediation Costs likely to be incurred by the Shareholders and Kellstrom, together with the total amount of any Remediation Costs which shall at such time have been incurred but not yet paid out of the Environmental Escrowed Amount, is less than the portion of the Environmental Escrowed Amount then remaining, then Kellstrom shall deliver to the Escrow Agent written instructions authorizing the Escrow Agent to release to the Shareholders any such excess amount.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, if the Environmental Escrowed Amount is insufficient to set off any claim for Remediation Costs, then any unpaid Remediation Costs which Kellstrom shall be entitled to be paid shall be deemed Kellstrom Indemnifiable Damages, and Kellstrom may take any action or exercise any remedy available to it by appropriate legal proceedings to collect such Kellstrom Indemnifiable Damages to which it may be entitled under Section 9.1 (provided that the Kellstrom Indemnification Threshold shall not be applicable to any such amount and such amount shall not count against the Kellstrom Indemnification Cap).

         9.9 ADJUSTMENT TO PURCHASE PRICE. All set offs, recoupments and payments for Indemnifiable Damages made pursuant to this Article shall be treated as adjustments to the Purchase Price.

         9.10 WAIVER. The Shareholders hereby waive any right to contribution or any similar rights they may have against Certified as a result of their agreement to indemnify Kellstrom under this Article IX.

         9.11 REDUCTION FOR TAX BENEFIT. To the extent that any Kellstrom Indemnified Party shall receive any tax benefit as a result of any Kellstrom Indemnifiable Damages, the amount payable by the Shareholders on account of such Kellstrom Indemnifiable Damages shall be reduced by the amount of the tax benefit actually received by the Kellstrom Indemnified Party (assuming the application of the highest marginal State and Federal tax rates applicable to the Kellstrom Indemnified Party in the year in which such tax benefit is received). To the extent that any Shareholder Indemnified Party shall receive any tax benefit as a result of any Shareholder Indemnifiable Damages, the amount payable by Kellstrom on account of such Shareholder Indemnifiable Damages shall be reduced by the amount of the tax benefit actually received by the Shareholder Indemnified Party (assuming the application of the highest marginal State and Federal tax rates applicable to the Shareholder Indemnified Party in the year in which such tax benefit is received).

         9.12 REDUCTION FOR INSURANCE PROCEEDS. To the extent that any Kellstrom Indemnified Party shall receive payment under any insurance policies on account of damages which constitute Kellstrom Indemnifiable Damages which are payable to the Kellstrom Indemnified Party under the terms of Section 9.1, (a) if the Shareholders shall have paid the Kellstrom Indemnified Party under this Article IX on account of such Kellstrom Indemnifiable Damages, then such Kellstrom

Indemnified Party shall repay (or if it shall fail to repay, then Kellstrom shall pay) to the Shareholders the amount of such payment up to the amount actually received by the Kellstrom Indemnified Party under such insurance policies (net of any reasonable costs incurred by the Kellstrom Indemnified Party in collecting under such insurance policies), (b) if the Shareholders shall be required to pay (but shall not yet have paid) the Kellstrom Indemnified Party under this Article IX on account of such Kellstrom Indemnifiable Damages, then Kellstrom and the Kellstrom Indemnified Party shall credit to the Shareholders the amount of such payment up to the amount actually received by the Kellstrom Indemnified Party under such insurance policies (net of any reasonable costs incurred by the Kellstrom Indemnified Party in collecting under such insurance policies), and (c) any such amount repaid, paid or credited to the Shareholders shall not be deemed Kellstrom Indemnifiable Damages for purposes of calculating whether the Kellstrom Indemnification Threshold shall have been met, and shall not count against the Kellstrom Indemnification Cap for purposes of determining whether the Kellstrom Indemnification Cap shall have been met. To the extent that any Shareholder Indemnified Party shall receive payment under any insurance policies on account of damages which constitute Shareholder Indemnifiable Damages which are payable to the Shareholder Indemnified Party under the terms of Section 9.2, (x) if Kellstrom shall have paid the Shareholder Indemnified Party under this Article IX on account of such Shareholder Indemnifiable Damages, then such Shareholder Indemnified Party shall repay (or if it shall fail to repay, then the Shareholder shall pay) to Kellstrom the amount of such payment up to the amount actually received by the Shareholder Indemnified Party under such insurance policies (net of any costs incurred by the Shareholder Indemnified Party in collecting under such insurance policies), (y) if Kellstrom shall be required to pay (but shall not yet have paid) the Shareholder Indemnified Party under this Article IX on account of such Shareholder Indemnifiable Damages, then the Shareholder and the Shareholder Indemnified Party shall credit to Kellstrom the amount of such payment up to the amount actually received by the Shareholder Indemnified Party under such insurance policies (net of any costs incurred by the Shareholder Indemnified Party in collecting under such insurance policies), and (z) any such amount repaid, paid or credited to Kellstrom shall not be deemed Shareholder Indemnification Damages for purposes of calculating whether the Shareholder Indemnification Threshold shall have been met and shall not count against the Shareholder Indemnification Cap for purposes of determining whether the Shareholder Indemnification Cap shall have been met. Notwithstanding anything to the contrary set forth herein, no party required to make a payment under Sections 9.1 or 9.2 of this Agreement shall be permitted to delay making such payment when due on account of the availability of any insurance policies to the party to which such payment is to be made. Each party shall use its best efforts to avail itself of any insurance provisions which inure to such party's benefit in connection with any claims for which indemnification is sought hereunder.

         9.13 EXCLUSIVE REMEDY. The remedies provided herein shall, notwithstanding any provisions contained herein to the contrary, be the sole remedies for Kellstrom Indemnifiable Damages and Shareholders Indemnifiable Damages, but shall not preclude any party from asserting any other rights or seeking any other remedies against each other for fraud or from seeking any equitable relief.

                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties; or

                  (b) by Kellstrom in the event of a material breach by Certified or either of the Shareholders of any provision of this Agreement which material breach is not cured within thirty (30) days of the Shareholders' receipt of written notice thereof from Kellstrom or which breach by its nature cannot be cured prior to Closing; or

                  (c) by the Shareholders in the event of a material breach by Kellstrom of any provision of this Agreement which material breach is not cured within thirty (30) days of Kellstrom's receipt of written notice thereof from the Shareholders or which breach by its nature cannot be cured prior to Closing; or

                  (d) by any party in the event that the Closing shall not have occurred on or prior to May 15, 1999, PROVIDED, HOWEVER, that the failure of the Closing to occur by such date shall not have been the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; and PROVIDED FURTHER that any party shall have the right to extend such date for up to an additional thirty (30) days upon written notice to the other parties in the event that the only then-unsatisfied condition to Closing is the expiration or termination of any applicable HSR Act waiting period as required pursuant to Sections 7.7 and 8.5.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement (other than the provisions of Section 6.7 and Articles IX and XI, which shall survive any expiration or termination of this Agreement) shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations and liabilities hereunder; PROVIDED, HOWEVER, that (a) nothing herein shall relieve any party from liability for fraud or any act in the nature of fraud committed in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement, (b) nothing herein shall relieve any party from any liability for any breach or violation hereof, and (c) the Confidentiality Agreement shall survive any termination hereof.



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



                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      IF TO KELLSTROM TO:

                           Kellstrom Industries, Inc.
                           1100 International Parkway
                           Sunrise, Florida 33323
                           Attn: Zivi R. Nedivi, President
                           Telecopy:  (954) 858-2449

                           WITH A COPY TO:

                           Akerman, Senterfitt & Eidson, P.A.
                           450 East Las Olas Boulevard, Suite 950
                           Fort Lauderdale, Florida 33301
                           Attn: Bruce I. March, Esq.
                           Telecopy: (954) 463-2224

                  (b) IF TO CERTIFIED (PRIOR TO CLOSING) AND/OR THE SHAREHOLDERS
                      TO:

                           2870 Stirling Road
                           Hollywood, Florida 33020-1199
                           Telecopy: (954) 925-0988

                           WITH A COPY TO:

                           Stearns Weaver Miller Weissler Alhadeff &
                           Sitterson, P.A.
                           Museum Tower
                           150 West Flagler Street
                           Miami, Florida 33130
                           Attn: Teddy D. Klinghoffer, Esq.
                           Telecopy: (305) 789-3395




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



Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

         11.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) and the other documents delivered at the Closing pursuant hereto contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         11.3 EXPENSES. Except as otherwise provided herein, the Shareholders shall pay their own and Certified's fees and expenses, including accounting and counsel fees, incurred in connection with this Agreement and the transactions contemplated hereby, and Kellstrom shall pay its own fees and expenses, including accounting and counsel fees, incurred in connection with this Agreement and the transactions contemplated hereby. Any HSR fees of, and any documentary stamp or intangible taxes imposed on, the parties hereto in connection with the transactions contemplated hereby shall be paid by Kellstrom.

         11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided herein, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, executors, personal representatives, trustees, guardians, attorneys-in-fact, successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the non-assigning or non- delegating parties; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, Kellstrom may assign any or all of its rights and privileges under this Agreement to its lenders from time to time, without the consent of Certified or the Shareholders, provided that any such assignee shall take such assignment subject to all of the terms, conditions and limitations set forth in the Agreement.



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



         11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

         11.7 INTERPRETATION. Any reference made in this Agreement to an article, section, paragraph, clause, schedule or exhibit shall be deemed to be to the referenced article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement and on the Exhibits and Schedules hereto are for reference purposes only and shall in no way affect in any way the meaning or interpretation of this Agreement or the Exhibits or Schedules hereto. Time shall be of the essence in this Agreement.

         11.8 SEVERABILITY. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         11.9 GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. Any suit, action or proceeding against Kellstrom, Certified or the Shareholders (or either of them) arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Broward County, Florida or in the U.S. District Court for the Southern District of Florida and each party hereby irrevocably (a) accepts and consents to the exclusive personal jurisdiction of such courts for the purpose of any suit, action or proceeding (b) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in such courts and (c) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum.

         11.10 ARM'S LENGTH NEGOTIATIONS. Each party hereto expressly agrees that (a) before executing this Agreement, it has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) it has relied solely and completely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) it has acted voluntarily and of its own free will in executing this Agreement; (e) it is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.



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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   KELLSTROM INDUSTRIES, INC., a Delaware
                                   corporation



                                   By: _______________________________________
                                       Zivi R. Nedivi
                                       President and Chief Executive Officer



                                   CERTIFIED AIRCRAFT PARTS, a Florida
                                   corporation



                                   By:_______________________________________
                                        Donald E. Marshall
                                        President



                                   ------------------------------------------
                                   R. DEAN STICKLER, individually



                                   ------------------------------------------
                                   DONALD E. MARSHALL, individually




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



                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                  Form of Landlord's Waiver and Agreement
Exhibit B                  Form of Shareholder Consulting Agreements
Exhibit C                  Employment Agreements
Exhibit D                  Form of Lease Amendment
Exhibit E                  Form of Escrow Agreement
Exhibit F                  Environmental Escrow Agreement
Schedule 1.1(a)            Modified GAAP
Schedule 3.4               Kellstrom Consents
Schedule 4.1               Foreign Qualifications/Names
Schedule 4.5               Shareholders
Schedule 4.6               Violations
Schedule 4.9               Financial Statements
Schedule 4.10              Changes Since the Current Balance Sheet Date
Schedule 4.11(a)           Liabilities of Certified
Schedule 4.11(b)           Indebtedness
Schedule 4.12              Litigation
Schedule 4.13              Environmental Matters
Schedule 4.14              Real Estate
Schedule 4.15(a)           Inventory
Schedule 4.15(b)           Consigned Inventory
Schedule 4.15(c)           Vehicles
Schedule 4.17              Employees
Schedule 4.18              Employee Benefit Plans
Schedule 4.19              Tax Matters
Schedule 4.20              Insurance Policies
Schedule 4.21              Receivables
Schedule 4.22              Permits
Schedule 4.23(a)           Adequacy of the Assets
Schedule 4.23(b)           Affiliated Transactions
Schedule 4.24              Intellectual Property
Schedule 4.25              Contracts
Schedule 4.27              Bank Accounts
Schedule 4.28              Commissions
Schedule 5.1               Conduct of Business Pending the Acquisition
Schedule 6.15              Certain Employees
Schedule 6.19              1998 Financial Statements
Schedule 6.20              Personal Guarantees
Schedule 7.4               Consents Under Designated Contracts






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